Exhibit 3.1.1


                                                                       FILED
                                                                  MAR 28 2000
                                                             Utah Div of Corp.
                                                               & Commer. Code



                          ARTICLES OF INCORPORATION

                                      OF

                               KUBLA KAHN, INC.

      The undersigned, a person of the age of eighteen years or more, acting as an incorporator of a corporation under the Utah Revised Business Corporation, Act adopt the following Articles of Incorporation for such corporation.

                                  ARTICLE I
                                     Name

     The name of this corporation is KUBLA KAHN, INC.

                                  ARTICLE II
                                   Duration
     The duration of this corporation is perpetual.

                                 ARTICLE III
                                   Purpose

     The purpose or purposes for which this corporation is organized are:

     (a) To engage in any lawful act or activity for which the corporation may be organized under the general corporation law of Utah.

     (b) To engage in the retail and wholesale sale of goods wares and merchandise and to do each and every act necessary to accomplish said purpose.

     (c) To do each and every thing necessary suitable or proper for the accomplishment of any of the purposes or the attainment of any one or more of the subjects herein enumerated or which at

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any time may appear conductive to or expedient for the protection or benefit of this corporation and to do said acts as fully and to the same extent as natural persons might or could do in any part of the world ; as principals, agents, partners, trustees or otherwise, either alone or in conjunction with any other person, association or corporation.

                                  ARTICLE IV
                                    Stock

     The Corporation shall have the authority to issue Fifty Million (50,000,000) shares of common stock with a par value of $0.001 per share, all stock of the corporation shall be of the same class common and shall have the same rights and preferences, fully paid stock of this corporation shall not be liable to any further call or assessment.

                                  ARTICLE V
                                  Amendment
     These Articles of incorporation may be amended by the affirmative vote of a majority of the shares entitled to vote on each such amendment.

                                  ARTICLE VI
                              Shareholder Rights

     The authorized and treasury stock of this corporation may be

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issued at such time, upon such terms and conditions and for such consideration as the Board of Directors shall determine. Shareholders shall not have pre-emptive rights to acquire unissued shares of the stock of this corporation and cumulative voting is denied.

                                 ARTICLE VII
                           Initial Office and Agent

     The address of the initial registered office of the corporation is 466 South 500 East and the name of the corporation's initial registered agent at such address is Gerald M. Conder. I Gerald M. Conder hereby acknowledge and accept appointment as the Corporation's Registered Agent:

                                       /s/ Gerald M. Conder
                                      ------------------------
                                           Signature

       Date 3-2-00


                                 ARTICLE VIII
                                Incorporators

     The name and address of each incorporator  is:

                    William S. Roberts
                    420 East South Temple #240
                    Salt Lake City, Utah  84111
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                                  ARTICLE IX
             Common Directors - Transactions Between Corporations

     No contract or other transaction between this corporation and one or more of its directors or any other corporation , firm, association or entity in which one or more of its directors or officers are financially interested, shall be either void or voidable because of such relation or interest, or because such director or directors are present at the meeting of the Board of Directors, or a committee thereof which authorizes, approves or ratifies such contract or transaction, or because his or their votes are counted for such purpose if: (a) the fact of such relationship or interest is disclosed or known to the Board of Directors or committee which authorizes, approves, or ratifies this contract or transaction by vote or consent sufficient for the purpose without counting the votes or consents of such interested directors; or (b) the fact of such relationship or interest is disclosed or known to the shareholders entitled to vote and they authorize, approve, or ratify such contract or transaction by vote or written consent; or (c) the contract or transaction is fair and reasonable to the corporation.

     Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or Directors or committee thereof which authorizes, approves or ratifies such

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contract or transaction.

                                  ARTICLE X
                              LIMITED LIABILITY

     The Directors and Officers of the corporation are afforded the maximum protection as provided under Utah Code Annotated 16-10a-841 and said Directors liability is limited as outlined under said section and applicable exemptions as found under Utah Law.

     In Witness Whereof, WILLIAM S. ROBERTS has executed these Articles of Incorporation in duplicate this 27th day of March, 2000, and say: That WILLIAM S. ROBERTS is an incorporator herein; that he has read the above and foregoing Articles of Incorporation; know the contents thereof and that the same is true to the best of his knowledge and belief, excepting as to matters herein alleged upon information and belief and as to those matters he believes to be true.

                         KUBLA KAHN, INC. BY:

                         /s/ William S. Roberts
                         ______________________________
                          WILLIAM S. ROBERTS/Incorporator